QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.16

BUNGE LIMITED
DEFERRED COMPENSATION PLAN FOR
NON-EMPLOYEE DIRECTORS
(as Amended as of March 12, 2003)

1.     Purpose

        The Plan is established for the purpose of providing members of the Board who are not employees of Bunge Limited or any Subsidiary with the opportunity to defer receipt of all or a portion of their Director Fees and, if applicable, Other Deferral Amounts, as such terms are defined below.

2.     Defined Terms

        As used in the Plan, the following terms shall have the indicated meanings:

        "Account" means a bookkeeping account maintained on the books and records of Bunge Limited to record the number of Share Units credited to a Non-Employee Director.

        "Beneficiary" means the beneficiary or beneficiaries designated by a Non-Employee Director (on such form and in accordance with such rules and procedures as the Committee shall approve) to receive distribution of the Non-Employee Director's Deferred Amounts in the event of the Non-Employee Director's death. A Non-Employee Director may revoke or change such designation at any time, except that no Beneficiary designation shall be effective unless it is in writing and received by Bunge Limited prior to the date of the Non-Employee Director's death.

        "Board" means the Board of Directors of Bunge Limited.

        "Bunge Limited" means Bunge Limited, a company organized under the laws of Bermuda.

        "Change in Control" means the occurrence of any of the following:

          (a)   the acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the Common Stock then outstanding, but shall not include any such acquisition by any employee benefit plan of Bunge Limited, or any person or entity organized, appointed or established by Bunge Limited for or pursuant to the terms of any such employee benefit plan;

          (b)   consummation after approval by the shareholders of Bunge Limited of either (A) a plan of complete liquidation or dissolution of Bunge Limited or (B) a merger, amalgamation or consolidation of Bunge Limited with any other corporation, the issuance of voting securities of Bunge Limited in connection with a merger, amalgamation or consolidation of Bunge Limited, or sale or other disposition of all or substantially all of the assets of Bunge Limited or the acquisition of assets of another corporation (each, a "Business Combination"), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of Common Stock and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Bunge Limited or all or substantially all of Bunge Limited's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or

          (c)   the individuals who, as of the effective date of the Plan, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board), cease for any reason to constitute at least a majority of such Board.

        "Committee" means the committee appointed from time to time by the Chief Executive Officer of Bunge Limited to administer the Plan.

        "Common Stock" means the common shares of Bunge Limited, par value U.S. $0.01 per share.

        "Crediting Date" means, unless the Committee determines otherwise, (i) with respect to Deferred Amounts, the date on which such Deferred Amounts would have been paid to a Non-Employee Director but for the Non-Employee Director's Deferral Election and (ii) with respect to dividend equivalents on Share Units, the date that corresponding dividends are paid on shares of Common Stock, as set by Bunge Limited.

        "Deferral Election" means (i) a Non-Employee Director's annual written election to defer payment of all or a portion of his Director Fees, subject to the terms and conditions of the Plan and/or (ii) a Non-Employee Director's election to defer payment of any Other Deferral Amount, in accordance with the terms of the Plan, and any other applicable plan, program or arrangement. The Committee may permit a Non-Employee Director to make a separate Deferral Election with respect to his annual retainer fees and committee fees. Unless the Committee determines otherwise, a Deferral Election shall be irrevocable.

        "Deferral Period" means a period elected in writing by a Non-Employee Director at the time of his Deferral Election for the voluntary deferral of the Deferred Amounts subject to the election. Unless the Committee determines otherwise, a Deferral Period shall be a period of not less than thirty-six months commencing immediately following the first day of the Service Period to which the Deferral Period relates, except that a Non-Employee Director's Deferral Period shall end on, and the distribution in respect of Share Units in the Non-Employee Director's Account shall commence immediately following, the Non-Employee Director's Termination Date.

        "Deferred Amount" means the U.S. Dollar amount of Director Fees and Other Deferral Amounts deferred by a Non-Employee Director pursuant to a Deferral Election. For purposes of the distribution provisions of the Plan, Deferred Amount also includes any additional Share Units credited thereon as a result of the payment of dividends on the Common Stock

        "Director Fees" means the annual retainer fees and committee fees paid (or otherwise payable but for a Deferral Election) to a Non-Employee Director during an applicable Service Period in connection with his services as a Non-Employee Director.

        "Election Date" means (1) with respect to Director Fees, the date designated by the Committee prior to the commencement of a Service Period as the deadline on which a Deferral Election must be made and (2) with respect to Other Deferral Amounts, such date as may be designated by the Committee in its sole discretion.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means the closing price for a share of Common Stock for the market trading day of the date of determination (or, if no closing price was reported on that date, on the last trading date prior to the date of determination on which a closing price was reported) on the New York Stock Exchange, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

        "Non-Employee Director" means a member of the Board who is not then an officer or employee of Bunge Limited or any Subsidiary.

        "Other Deferral Amounts" means a payment amount (i) that is not Director Fees, (ii) that, at the election of a Non-Employee Director may be deferred under the Plan pursuant to the terms of the pertinent plan, agreement or arrangement through which a Non-Employee Director becomes entitled to receive such payment, including, without limitation, the Bunge Limited Non-Employee Directors Equity Incentive Plan, as amended from time to time, and (iii) that is otherwise payable to the Non-Employee Director but for a Deferral Election.

        "Payment Election" means an election as to the form and timing of distribution of Deferred Amounts elected in writing by a Non-Employee Director at the time of his corresponding Deferral Election. Unless the Committee determines otherwise, the form of distribution pursuant to a Payment Election shall be in the form of either shares of Common Stock or cash, in a single distribution, or in up to twenty-five annual installment distributions over twenty-five years, or in up to three hundred monthly installment distributions over twenty five years.

        "Plan" means this Deferred Compensation Plan for Non-Employee Directors of Bunge Limited.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Service Period" means a calendar year or such other period as the Committee may specify from time to time. The first Service Period shall be calendar year 2002.

        "Share Unit" means a hypothetical share unit purchased and credited to the Account of a Non-Employee Director that shall be equal, as of any date of determination, to the Fair Market Value of a share of Common Stock.

        "Subsidiary" means any corporation in which Bunge Limited beneficially owns, directly or indirectly, 50% or more of the securities entitled to vote in the election of directors of the corporation.

        "Termination Date" means the date a Non-Employee Director ceases to serve as a member of the Board.

3.     Deferral Elections

        (a)    Eligibility.    All Non-Employee Directors shall be eligible to participate in the Plan.

        (b)    Deferral Elections.    Each Non-Employee Director shall be offered the opportunity to make a Deferral Election as specified in this Section 3(b). A Non-Employee Director shall make a Deferral Election for a Service Period by completing, signing and submitting during a period specified by the Committee ending on the Election Date a Deferral Election in the form approved from time to time by the Committee. The Committee may require a Non-Employee Director, as a condition to submitting a Deferral Election, to make such representations and warranties, and to agree to such undertakings and conditions, as the Committee shall determine.

4.     Accounts

        (a)    Crediting of Share Units.    The Deferred Amount elected pursuant to a Deferral Election shall be credited in the form of Share Units to the Account maintained in a Non-Employee Director's name in the manner contemplated by Section 6. In addition, if a dividend is distributed to the shareholders of Common Stock, each Account shall be credited with additional Share Units in the manner contemplated by Section 6.

        (b)    Debiting for Distributions.    A Non-Employee Director's Account shall be debited by any distributions to a Non-Employee Director or any of his Beneficiaries.

        (c)    No Withdrawals or Loans.    In no event shall a Non-Employee Director have a right under the Plan to make withdrawals from an Account for any reason. In no event shall a Non-Employee Director be entitled to receive loans from Bunge Limited based upon the value of his Account.

5.     Vesting

        Each Non-Employee Director shall be fully vested in his Deferred Amounts.

6.     Deemed Investment of Deferred Amounts

        (a)    Deemed Investment in Common Stock.    Deferred Amounts shall be deemed to be invested in Share Units as of the Crediting Date. The value of each Share Unit held in an Account on behalf of a Non-Employee Director shall track the performance of a share of Common Stock and shall earn dividend equivalents to the same extent that actual dividends are paid to shareholders of Common Stock. Any dividend equivalents credited to a Non-Employee Director's Account shall be in the form of additional Share Units in accordance with the provisions of Section 6(b).

        (b)    Determination of Number of Share Units.    The number of Share Units credited to a Non-Employee Director's Account shall be determined by dividing (i) the Deferred Amount or the amount of a dividend equivalent paid on Share Units as of the Crediting Date by (ii) the Fair Market Value of a share of Common Stock as of the Crediting Date. Share Units shall be recorded in whole or fractional units. Bunge Limited shall provide each Non-Employee Director with a statement reflecting the number of Share Units credited to his Account as of the end of each calendar year or at such other intervals as may be specified by the Committee. Calculation of the number of Share Units held in an Account as provided in this Section 6(b) shall be for informational purposes only, and shall not confer on a Non-Employee Director any right to receive the value of an Account as of any date. A Non-Employee Director's rights to receive distributions of his Account shall be determined in accordance with Section 7.

7.     Distributions

        (a)    Distribution of Account in Shares of Common Stock or Cash.    Except as provided in this Section 7 and Section 10, a distribution to a Non-Employee Director or his Beneficiary of the Non-Employee Director's Account shall be in the form of either shares of Common Stock or cash, as elected by the Non-Employee Director on his Deferral Election.

          (i)    With respect to the portion of his Account, if any, that a Non-Employee Director elects to receive in shares of Common Stock, the Non-Employee Director shall receive one share of Common Stock for each corresponding Share Unit credited to such portion of the Account.

          (ii)   With respect to the portion of his Account, if any, that a Non-Employee Director elects to receive in cash, as of the distribution date, the Non-Employee Director shall receive in cash a lump sum equal to the Fair Market Value of a share of Common Stock as of the date of distribution multiplied by the number of whole and partial Share Units corresponding to such portion of the Account.

          (iii)  Any fractional Share Units to be settled as of a distribution date shall be paid to the Non-Employee Director in cash based upon the Fair Market Value of a share of Common Stock determined in accordance with Section 7(a)(ii) above.

          (iv)  In no event shall a Non-Employee Director have a right to any form of distribution of his Account other than as provided in this Section 7(a). The distributions provided for in this Section 7 shall discharge in full Bunge Limited's obligations with respect to an applicable Account.

        (b)    Installment Distributions.    The portion of an Account to be distributed pursuant to an installment election shall be determined by dividing (i) the number of Share Units in a Non-Employee Director's Account by (ii) the number of remaining installments (including the installment with respect to which the distribution is being calculated).

        (c)    Election and Timing of Distributions.    A Non-Employee Director's Deferred Amount shall be distributed to him within a reasonable period specified by the Committee following the last day of the Deferral Period in accordance with the Non-Employee Director's Payment Election applicable to such Deferred Amount.

        (d)    Death.    In the event of a Non-Employee Director's death (occurring on or after the Termination Date) prior to distribution of his entire Account, all of the Share Units in the Non-Employee Director's Account shall be distributed to the Non-Employee Director's Beneficiary in a single distribution as soon as practicable following the Non-Employee Director's death. The form of such distribution will be in accordance with any election made by the Non-Employee Director under Section 7(a) above.

        (e)    Default Payout Procedure.    In the event a Non-Employee Director does not make a Payment Election with respect to a Deferred Amount, the Non-Employee Director (or the Non-Employee Director's Beneficiary, as the case may be) shall receive distribution of such Deferred Amount within sixty days of the Non-Employee Director's Termination Date in the same manner as if such Non-Employee Director had elected to receive the entire Deferred Amount in the form of shares of Common Stock.

        (f)    Amending Payment Elections.    The Committee may permit a Non-Employee Director to amend his Payment Election in accordance with such procedures as the Committee may establish from time to time.

        (g)    Additional Deferral.    A Non-Employee Director may elect to extend the original Deferral Period specified in a Deferral Election. Any additional extensions to a Deferral Period applicable to the same Deferral Election may be made only with the Committee's consent. A Non-Employee Director's election to extend a Deferral Period shall be made no later than one year prior to the last day of the then-current Deferral Period or within a shorter period upon approval of the Committee. Upon the extension of a Deferral Period, the "Deferral Period" shall mean the original Deferral Period as so extended.

        (h)    Early Payment.    Notwithstanding anything to the contrary in the Plan or a Non-Employee Director's Deferral Election, the Committee shall at all times have the right to accelerate distribution of the Deferred Amounts. In the event that the Committee makes such election, the Share Units shall be distributed on such date or dates as shall be specified by the Committee.

8.     Grantor Trust

        Bunge Limited shall establish one or more grantor trusts (a so-called "rabbi trust") to fund its obligations to the Non-Employee Directors under the Plan in accordance with the terms of this Section 8. Any such grantor trusts established by Bunge Limited shall meet the requirements of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended.

9.     Adjustments Upon Changes in Capitalization

        Subject to any required action by the shareholders of Bunge Limited, the number of Share Units credited to the Account of a Non-Employee Director and the number of corresponding shares of Common Stock, and the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no shares of Common Stock corresponding to Share Units have been allocated to an Account in the form of Share Units, the Fair Market Value of each share of Common

Stock and value assigned to a corresponding Share Unit, the maximum number of shares of Common Stock that may be allocated in the form of Share Units to any Non-Employee Director in any fiscal year of the Company, as well as any other terms that the Committee determines requires adjustment, may be proportionately adjusted for (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the shares of Common Stock, or similar event affecting the shares of Common Stock, (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by Bunge Limited, or (iii) as the Committee may determine in its discretion; provided, however, that conversion of any convertible securities of Bunge Limited shall not be deemed to have been "effected without receipt of consideration." Except as the Committee determines, no issuance by Bunge Limited of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of shares of Common Stock or number or value of Share Units.

10.   Change in Control

        Upon a Change in Control, a Non-Employee Director shall receive an immediate distribution with respect to all of the Share Units in his Account (including any Account subject to an ongoing Service Period) in the form of a single distribution of shares of Common Stock only; provided, however, that the Committee, in its sole discretion, may determine to pay any portion of such distribution in cash in lieu of shares. At the time of a Change in Control, no further Deferred Amounts shall be contributed to an Account. This Section 10 shall supersede any other provision in the Plan to the extent such other provision conflicts with this Section 10, including, without limitation, Sections 7 and 12.

11.   Administration

        The Plan shall be administered and operated by the Committee (or such person or group of persons to which such duties are delegated by the Committee), which shall be responsible for the interpretation of the Plan and the establishment of the rules and regulations governing the administration thereof. The Committee, in its sole and absolute discretion, shall have full power and authority to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to construe and interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to make eligibility determinations; to determine whether Deferral Elections shall be permitted for each year; to determine the terms and provisions of the Deferral Election forms; to make determinations with respect to federal, state and local income tax withholding; to make determinations with respect to the number of Share Units in an Account; and to make all other determinations deemed necessary or advisable for the administration of the Plan. All determinations, decisions, interpretations and actions of the Committee shall be final, binding and conclusive on all persons for all purposes, including Bunge Limited, the Non-Employee Directors (and any person claiming any rights under the Plan from or through a Non-Employee Director). No member of the Committee shall be liable to any person for any action taken or omitted in good faith in connection with the interpretation, construction, or administration of the Plan. Bunge Limited shall indemnify and save harmless the members of the Committee and Bunge Limited's officers, employees and directors against all expenses and liabilities arising out of any action taken or omitted in good faith in administering the Plan.

12.   Amendment and Termination

        The Committee or the Board may amend or terminate the Plan at any time, and upon such termination no further Deferred Amounts shall be made. No amendment or termination of the Plan shall adversely affect the rights of a Non-Employee Director in any Account that has been established prior to such amendment or termination absent the written consent of each affected Non-Employee Director, except that, following a termination of the Plan, the Committee or the Board may provide for the immediate distribution of all Share Units in a Non-Employee Director's Account.

13.   Unfunded Plan

        The deferred compensation arrangement provided for herein is intended to be "unfunded" for purposes of U.S. federal income tax, and the Accounts shall represent at all times unfunded and unsecured contractual obligations of Bunge Limited. Each Non-Employee Director and his Beneficiary shall be an unsecured creditor of Bunge Limited with respect to all obligations owed to him under the Plan. Distributions under the Plan shall be satisfied solely out of the general assets of Bunge Limited subject to the claims of its creditors, and a Non-Employee Director and his Beneficiary shall not have any interest in any fund or in any specific asset of Bunge Limited of any kind by reason of any amount credited to a Non-Employee Director hereunder, nor shall a Non-Employee Director or any Beneficiary or any other person have any right to receive any distribution under the Plan except as, and to the extent, expressly provided herein. No provision in the Plan shall create or be construed to create any claim, right or cause of action against Bunge Limited, or against any of its employees, officers, directors, agents, shareholders, members, partners or affiliates arising from any diminution in value of any Share Unit.

14.   General Terms

        (a)    No Right to Continued Directorship or Participation.    The Plan shall not be deemed to create or confer on any individual any right to be retained in the service of Bunge Limited or any Subsidiary, nor to create or confer on any individual the right to make a Deferral Election with respect to any future Service Period. The terms and conditions of a Non-Employee Director's services as a member of the Board shall be governed by arrangements between the Non-Employee Director and Bunge Limited independently of the Plan.

        (b)    No Obligation to Continue the Plan for Future Service Periods.    Bunge Limited shall not be under any obligation to continue the arrangements provided for herein with respect to any future Service Period.

        (c)    Headings.    The section headings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof. If a provision of the Plan is not valid or enforceable, that fact shall in no way affect the validity or enforceability of any other provision. Use of one gender includes the other, and the singular and plural include each other, except where the context clearly requires otherwise.

        (d)    Notices.    Notices may be delivered to a Non-Employee Director at the corporate offices. Any Non-Employee Director who ceases to be a member of the Board shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of payments. Any notice required or permitted to be given to such a Non-Employee Director shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Non-Employee Director furnishes the proper address.

        (e)    No Assignment; Binding Effect.    A Non-Employee Director's rights under the Plan (including, without limitation, the right to receive payments as provided herein) may not be assigned. The provisions of the Plan shall be binding on each Non-Employee Director, such Non-Employee Director's Beneficiary, and Bunge Limited and its successors and assigns, including, without limitation, any successor in connection with a Change in Control.

        (f)    Governing Law.    The Plan shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements executed and performed entirely therein, and without regard to the choice of law provisions thereof.

15.   Effective Date

        The Plan shall be effective as of January 1, 2002.

QuickLinks

BUNGE LIMITED DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS (as Amended as of March 12, 2003)